CROWLEY, MILNER AND COMPANY                    Contact:  Lance P. Wimmer
2301 West Lafayette Boulevard                            (313) 962-2537
Detroit, Michigan  48216-1891                            (972) 776-0009

FOR IMMEDIATE RELEASE

             CROWLEY'S ANNOUNCES RESTRUCTURING OF MANAGEMENT
                 AND PURCHASE OF CONTROLLING INTEREST BY
               VALUE CITY DEPARTMENT STORES AND AFFILIATES

        DETROIT, December 29, 1998 -- Crowley, Milner and Company (AMEX:
COM) announced today that at a special meeting of the Board of Directors held on December 28, 1998, Dennis Callahan tendered his resignation as Chairman, President and Chief Executive Officer and agreed to serve in a consulting role while the Company attempts to restructure its operations and re-configure its merchandising. The Board has appointed turn-around specialist Lance P. Wimmer as President and Chief Executive Officer of the Company. Mr. Wimmer is the owner of Dallas, Texas-based Wimmer Associates, Inc., and has over 20 years of executive management experience, including administrative, marketing and financial expertise with emphasis on the retail industry and consumer goods.

        Crowley's also announced that Columbus, Ohio-based Value City Department Stores, Inc. (NYSE: VCD) has agreed to acquire 300,000 shares of Crowley's Common Stock, representing approximately 20% of Crowley's issued and outstanding shares, from the three descendants of the Company's founders, in exchange for 25,000 shares of VCD common stock. Schottenstein Stores Corporation, also of Columbus, Ohio, owns approximately 56% of the outstanding stock of Value City Department Stores, Inc. Schottenstein affiliates also own 33% of Crowley's, and thus the recent acquisition by Value City will give Schottenstein Stores and its affiliates control over Crowley's. In connection with this transaction, at the request of Schottenstein Stores, Joseph and Richard Keys, JoAnn Cousino, Dennis Callahan, Jerome Schostak, Alfred Entenman and Donald Bailey have resigned from their positions as directors of Crowley's. Three representatives of the Schottenstein interests, together with Julius L. Pallone and Paul R. Rentenbach, continue as the five directors of Crowley's.

        Mr. Wimmer stated "The Christmas season at Crowley's, and for many other similar retailers, has been far below expectations in terms of both sales volume and profitability. The Company will report a significant operating loss for the fiscal year ending January 31, 1999." Founded in 1914, Crowley's is the only Detroit-based specialty retail department store operator, with nine stores in the Detroit-metropolitan and suburban Flint, Michigan areas and, through its subsidiary, Steinbach Stores, Crowley's also operates 16 specialty retail department stores in the states of Connecticut, New York, New Hampshire, New Jersey and Vermont.